Exhibit 99.1

Jazz Pharmaceuticals Announces Development Timeline Updates

PALO ALTO, Calif., June 11, 2008 /PRNewswire-FirstCall/ — Jazz Pharmaceuticals, Inc. (Nasdaq: JAZZ) today announced that timelines for two of its development programs have been delayed. In addition, the company will reduce its emphasis on early-stage research and development activities and implement a workforce reduction. Jazz Pharmaceuticals’ sales and marketing activities will not be affected by these changes.

Clinical development will continue as previously disclosed for JZP-6, for which top-line results from the first of two Phase III clinical trials for the treatment of fibromyalgia syndrome are expected by the end of 2008. Jazz Pharmaceuticals recently announced completion of enrollment in this trial. Submission of a New Drug Application for JZP-6 is targeted for the fourth quarter of 2009. As previously disclosed, the ongoing Phase II trial of JZP-8, in development for the treatment of recurrent acute repetitive seizures, is also expected to be completed during 2008.

The company plans to complete additional pre-clinical activities prior to initiation of the Phase III program for JZP-7, its product candidate for the treatment of restless legs syndrome. As a result, the start of the Phase III program for JZP-7 will be delayed. The Phase II clinical development of JZP-4, Jazz Pharmaceuticals’ product candidate for the chronic treatment of epilepsy and bipolar disorder, will be delayed to allow further formulation development work to be completed. The Phase II trial for JZP-4 and the Phase III trials for JZP-7 and JZP-8 will proceed in 2009 with additional financing or development partners for the company.

“Reducing our overall R&D spending commitments and streamlining our administrative operations gives us additional flexibility in our requirements for future financing and we believe will shorten our timeline to reach profitability,” said Dr. Samuel Saks, the Chief Executive Officer of Jazz Pharmaceuticals. “We are actively seeking partners for several of our development programs. We have been pleased with the level of interest from potential partners and look forward to completing one or more development partnerships to help us bring these important therapies to the market as quickly as possible.”

In connection with these strategic decisions, Jazz Pharmaceuticals will reduce its workforce by 33 employees (8 percent), primarily in research and development and administrative areas. The company expects to record a charge of approximately $0.5 million related to the workforce reduction in the second quarter of 2008.

About Jazz Pharmaceuticals, Inc.

Jazz Pharmaceuticals is a specialty pharmaceutical company focused on identifying, developing and commercializing innovative products to meet unmet medical needs in neurology and psychiatry. For further information see www.JazzPharmaceuticals.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, including, but not limited to, statements related to the continued development of Jazz Pharmaceuticals’ development product candidates, the timing of clinical study activities, the completion or results of potential development partnerships and the estimated charge related to the workforce reduction. These forward-looking statements are based on the company’s current expectations and inherently involve significant risks and uncertainties. Jazz Pharmaceuticals’ actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the development of Jazz Pharmaceuticals’ product candidates, including the risk that study or clinical trial results may require Jazz Pharmaceuticals to discontinue its development; risks related to the uncertain and time-consuming regulatory approval process; risks related to the need for additional funds; and the risk that Jazz Pharmaceuticals may not be successful in completing development partnerships. These and other risk factors are discussed under the heading “Risk Factors” in the two resale registration statements filed on Form S-3 by Jazz Pharmaceuticals with the Securities and Exchange Commission on June 11, 2008. Jazz Pharmaceuticals undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

# # #

Contacts:

BCC Partners on behalf of Jazz Pharmaceuticals, Inc.

Karen L. Bergman, 650-575-1509

Michelle Corral, 415-794-8662

Jazz Pharmaceuticals, Inc.

Matthew Fust, Chief Financial Officer

650-496-2800

investorinfo@jazzpharmaceuticals.com